                            EMPLOYMENT AGREEMENT

      This Employment Agreement ("Agreement") is entered into by Purina Mills, Inc., a Delaware corporation ("Company") and David L. Abbott ("Executive").

1.    Term.  Company agrees to employ Executive in the capacity described in
      ----
Section 2. below, and Executive agrees to accept such employment for a term of eighteen (18) months commencing on September 1, 1998 (the "Effective Date"). The term of this Agreement may be extended by mutual, written agreement of the parties.

2.    Duties and Responsibilities.  As of the Effective Date, Executive will
      ---------------------------
be employed as President and Chief Executive Officer of the Company and will generally be responsible for the strategic development of the Company's business (including its international business), for building the Company's external business relationships with suppliers, customers, and industry associates in a manner that leads to profitable new business for the Company, oversight of its technology development group, and for such other responsibilities and duties as the Company may reasonably assign to him from time to time. Executive agrees and acknowledges that he will, at all times, use his reasonable best efforts, and will faithfully and industriously perform those duties and responsibilities designated by the Company, provided, however, that such duties and responsibilities shall be reasonably related to the positions to be held by Executive pursuant hereto.

3.    Compensation and Benefits.
      -------------------------

      3.1. In exchange for the services rendered by Executive under this Agreement, the Company will pay Executive a salary at the rate of two hundred thousand dollars ($200,000) per year, subject to adjustment as provided in Section 3.3 ("Base Compensation"). The salary will be subject to all appropriate withholding and will be payable in equal, periodic installments according to the Company's customary payroll practices, but no less frequently than twice each month.

      3.2. As an employee of the Company, Executive is eligible to participate in the various employee group benefit plans, and other employee benefits (including, but not limited to, paid vacation benefits, holiday pay and sick leave) that are made available to other employees of the Company. Executive will continue to be eligible to participate in those plans and receive those other employee benefits to the same extent and under the same terms and conditions as are other similarly-situated employees of the Company.

      3.3. Executive's Base Compensation and other benefits May be increased prospectively at any time by the Company solely at its discretion on the basis of the Company's evaluation of Executive's performance. Such evaluations shall take place no less frequently than annually. In addition, not later than March 31, 1999, Executive will receive a guaranteed minimum bonus ("Bonus Compensation") for calendar year 1998 of one hundred, twenty two thousand, and eighty three dollars

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

      ($122,083). In addition, not later than March 31, 2000, Executive will receive minimum Bonus Compensation in an amount equal to the difference between four hundred thousand dollars ($400,000) and the Base Compensation earned by Executive during 1999. In addition, Executive will be eligible for additional forms of incentive compensation as determined by the Company in its sole discretion. All bonuses and other incentive compensation are subject to appropriate withholding.

      3.4. Solely for purposes of Executive's participation in the Purina Mills, Inc. Capital Accumulation Plans (as itemized below), the parties acknowledge that Executive will be treated as though he were involuntarily terminated by the Company on September 1, 1998. Given the fact that Executive will be considered to have been involuntarily terminated on September 1, 1998, the parties acknowledge that, under the Capital Accumulation Plans as they currently exist, the Executive's annual Retirement Income Benefit (as defined under the Capital Accumulation Plans) would be one hundred five thousand, five hundred and twenty three dollars ($105,523). For purposes of this Agreement, the Capital Accumulation Plans are:

                  Purina Mills, Inc. 1987 Capital Accumulation Plan For Key
            Employees, (a copy of which is attached hereto as Exhibit One);
                  Purina Mills, Inc. 1988 Capital Accumulation Plan For Key
            Employees, (a copy of which is attached hereto as Exhibit Two);
                  Purina Mills, Inc. 1989 Capital Accumulation Plan For Key
            Employees, (a copy of which is attached hereto as Exhibit Three);
                  Purina Mills, Inc. 1990 Capital Accumulation Plan For Key
            Employees, (a copy of which is attached hereto as Exhibit Four);
            and
                  Purina Mills, Inc. Discretionary [1992] Capital
            Accumulation Plan For Key Employees, (a copy of which is attached hereto as Exhibit Five).

      3.5. Upon execution of this Agreement, the Company will pay Executive the sum of two hundred thirty thousand dollars ($230,000) in a single, lump-sum payment. Thereafter, the Company will make three additional payments to Executive of two hundred thirty thousand dollars ($230,000) each. The first such payment will be made on or about March 1, 1999. The second and third such payments will be made on or about September 1, 1999 and March 1, 2000, respectively. All payments hereunder are subject to appropriate withholding. To the extent that (i) the Internal Revenue Service or any similar state or local taxing authority takes the position that the payments described in this Section 3.5 are "golden parachute payments," "excess parachute payments" or any similar, excess, parachute-like compensation, and (ii) to the extent that such taxing authority also takes the position that the payments described in this Section 3.5 result in Executive being responsible for payment of any excise tax described in Internal Revenue Code Sections 4999 or 280G, or any similar federal, state or local statute, rule or regulation, and (iii) to the extent that Executive ultimately pays such excise tax, then the Company will pay Executive a "grossed up" sum which, after

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

      reduction for any appropriate withholdings, will equal the amount of such excise tax paid by Executive. Executive and the Company agree that they will reasonably cooperate with each other and endeavor in good faith to reduce or eliminate the amount of any such excise taxes assessable upon either party as a result of the payments under this
      Section 3.5.

4.    Conflicts of Interest.  During the term of this Agreement, Executive
      ---------------------
will devote his full time, attention, energies and business efforts to his duties under this Agreement. He will not (without the written consent of the Company) actively engage in any other business activity whatsoever, nor will he contract or "self-deal" directly or indirectly with the customers, clients, suppliers, partners, joint venturers or other business associates of the Company or its parent corporations, subsidiaries, agents or affiliated companies. The Company acknowledges and agrees that Executive's continuing to serve as a member of the board of directors of Sterling Diagnostic Imaging and his performance of his duties and responsibilities in connection therewith shall not be considered a violation of this Section 4. or otherwise be prohibited by the Company, provided that (i) such activities do not materially conflict with Executive's duties and responsibilities under this Agreement, (ii) Executive does not generally engage in such activities on Company time, and (iii) such activities do not impede Executive's ability to effectively perform his duties and responsibilities under this Agreement.
For the purposes of clarification of Subsection (ii) above, that Subsection does not prohibit Executive from engaging in periodic telephone calls, responding to occasional correspondence, or engaging in similar activities on Company time, provided that such activities are brief and infrequent.

5.    Non-Disclosure and Non-Competition.
      ----------------------------------

      5.1. Executive recognizes and acknowledges that he has acquired, and will continue to acquire and have access to, Proprietary Information of the Company, its parent corporations, subsidiaries, agents or affiliated companies, (hereafter collectively referred to as "Affiliates"). Executive acknowledges and agrees that this Proprietary Information constitutes valuable, special and unique property of the Company, and he agrees that -- except in the furtherance of his responsibilities under this Agreement -- he will not disclose any Proprietary Information to any person, firm, corporation, association, partnership, company, group, organization, trust or other entity for any reason or purpose.

      5.2. For purposes of this Agreement, the term "Proprietary Information" means any information pertaining to the Company or its Affiliates that has economic or competitive value. Proprietary Information therefore includes, but is not limited to, all Company trade secrets; production capabilities and processes; customer account and credit data; referral sources; computer programs and software; information relating to confidential or secret designs, processes, formulae, plans, devices or materials; customer lists; information regarding customer purchases; confidential information and trade secrets relating to the manufacture, distribution and marketing of products; patents pending; confidential characteristics of the

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

      products; customer comments; troubleshooting requirements; product development; market development; manuals; management, accounting and reporting systems, procedures and programs; sales employee compensation information, plans and programs; marketing and financial analysis, plans, research, programs and related information and data; forms, agreements and legal documents; regulatory and supervisory reports; correspondence; dealer and distribution matters; information regarding raw materials and supplies; information regarding present and proposed investments, joint ventures and acquisitions; financing and financial matters; dealer financing information; financial statements; corporate books and records; and other similar information. The term "Proprietary Information" shall not be deemed to include information that (i) is published in any recognized text book, trade journal, or industry publication, (ii) is generally known throughout the industry, or (iii) which is generally available to the industry without restriction through no fault of Executive.

      5.3. Any and all work product developed by Executive within the scope of his employment with the Company and its Affiliates is the property of the Company. This includes, but is not limited to, any copyrightable or patentable product or service. Accordingly, Executive will have no interest, proprietary or otherwise, in such work product. Moreover, Executive will not avail himself of personal benefits to the exclusion of the Company and its Affiliates of any duplication, modification or extension of such a product or service. With respect to this clause 5.3. and clauses 5.1. and 5.2. above, no territorial boundaries or temporal limitations shall apply.

      5.4. Executive further agrees that during the term of Executive's employment and for a period of two (2) years immediately following the expiration or termination of the Executive's employment by either party for any reason, he will not, for himself or on behalf of any person, firm, corporation, association, partnership, company, group, organization, trust or other entity:

            5.4.1. solicit, accept, divert, or take away from the Company or its Affiliates the business of any suppliers, customers or other individuals or entities with whom the Company has a relationship;

            5.4.2. directly or indirectly induce or attempt to influence any employee of the Company or any of its Affiliates to terminate his or her employment with the Company or any of its Affiliates; or

            5.4.3. engage in any commercial or technical activity in the "Territory" (as defined below) involving the development, formulation, manufacture, production, distribution, marketing or sale of any product or service that the Company, or its predecessors or successors (whether alone or in concert with any other individual, corporation, company, partnership, joint venture or other enterprise) has or will design, produce, manufacture,

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

            distribute, market or sell during the entire term of Executive's employment with the Company; provided however, that the foregoing shall not prohibit Executive's ownership of up to five percent (5%) of the outstanding shares of capital stock of any corporation whose securities are publicly traded on a national or regional stock exchange. The "Territory" shall consist of all of the United States and all other countries in which the Company or any of its Affiliates is conducting business (whether alone or in concert with any other individual, corporation, company, partnership, joint venture or other enterprise) at the time of the termination of Executive's employment.

      5.5. Executive understands and acknowledges that, due to the unique nature of the products and services of the Company and its Affiliates, the limitations as to time and geographic area contained in this
      Section 5. are reasonable and are not unduly onerous to Executive. Executive therefore agrees that the limitations as to time, geographic area and scope of activity contained in the covenants of this Section
      5. do not impose a greater restraint than is necessary to protect the Proprietary Information, goodwill and other business interests of the Company and its Affiliates. Executive also agrees that in light of the facts acknowledged above and the substantial economic damages that the Company and its Affiliates would suffer if Executive were to engage in any of the activities described in this Section 5., the Company's need for the protection afforded by this Section 5. is greater than any hardship Executive might experience by complying with its terms.

6.    Termination of Employment.
      -------------------------

      6.1. The Company or the Executive shall have the right to terminate Executive's employment under this Agreement at any time for "due cause," as defined below, upon giving written notice to the other party setting out the reasons for the termination. Such termination will be effective upon the date of delivery of the notice.

            6.1.1. The Company will have the right to terminate Executive's employment for "due cause" under any one or more of the following circumstances:

                  i. If Executive commits any act of fraud or dishonesty relating to the business, properties or assets of the Company or its Affiliates.

                  ii. If Executive commits a willful act of misconduct which adversely affects the business or affairs of the Company or its Affiliates.

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

                  iii. If Executive fails or refuses to comply with the principles, policies or the lawful directions of the Company, provided that Executive has previously been given reasonable opportunity (not to exceed thirty days) to cure his failure to comply with such principles, policies and directions.

                  iv. If, by reason of illness, physical or mental disability or incapacity, Executive fails to effectively render the services to be provided by him under this Agreement for a total of 120 days during the eighteen month term of his employment hereunder.

                  v. If Executive commits any material breach of the provisions of this Agreement.

            6.1.2. Executive will have the right to terminate his employment for "due cause" under any one or more of the following circumstances:

                  i. If the Company assigns Executive to duties and responsibilities that are substantially and materially inconsistent with those outlined in Section 2. above, without the prior written consent of Executive, which consent may be withheld for any reason or no reason.

                  ii. If the Company changes Executive's title from President and Chief Executive Officer without the prior written consent of Executive, which consent may be withheld for any reason or no reason.

                  iii. If the Company reduces Executive's Base Compensation and/or Bonus Compensation in any manner that may result in Executive receiving total compensation for 1998 or 1999 of less than four hundred thousand dollars ($400,000), without the prior written consent of Executive, which consent may be withheld for any reason or no reason.

                  iv. If the Company discontinues or reduces Executive's participation in any substantial, material employee benefit plan in which Executive is a participant without either (a) paying Executive a reasonable cash equivalent to the benefit, or (b) providing Executive with a comparable, alternative program, or (c) acquiring the prior written consent of Executive.

                  v. If, without Executive's prior written consent, the Company requires Executive to relocate his principal residence.

                  vi. If the Company commits any material breach of the provisions of this Agreement.

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

            6.1.3. To the extent that one party contends that due cause exists for termination of Executive's employment and consequently terminates the employment on that basis, and to the extent that a final, non-appealable ruling is ultimately made by a judicial or quasi-judicial body that due cause to terminate the employment did not exist, then the party that terminated the employment
                ---
            shall be deemed to have terminated the employment without due cause.

      6.2. This Agreement shall terminate automatically upon the death of Executive.

      6.3. The Company will have the right to terminate the employment of Executive at any time without due cause by delivering to Executive written notice of such termination.

7.    Effect of Termination.
      ---------------------

      7.1. Neither party has any obligation to renew or extend the original eighteen month term of Executive's employment under this Agreement, and the decision by either party to allow the term to lapse will not constitute either a termination with or without "due cause." The expiration or termination of Executive's employment by either party for any reason will not impair, diminish, extinguish or affect, in any way, the rights or obligations of Executive to render full performance of the Covenants and Agreements set forth in Section 5. of this Agreement.

      7.2. Upon expiration or termination of Executive's employment by either party for any reason, Executive will retain all rights regarding his employee benefits as are afforded all other, similarly-situated participants in such plans.

      7.3. Upon termination of Executive's employment by either party for any reason, Executive's right to receive any remaining Base Compensation (described in Section 3.1.) and any remaining Bonus Compensation (described in Section 3.3.) will cease; provided however that Executive will be entitled to receive any unpaid Base Compensation earned through the date of such termination, and -- if Executive dies or the Company terminates Executive without due cause or Executive terminates his employment with due cause -- a pro rata share of Bonus Compensation earned as of the date of termination. If Executive dies or the Company terminates Executive without due cause or Executive terminates his employment with due cause at any time during calendar year 1998, then the pro rata share of Bonus Compensation shall be determined by multiplying (a) $122,083 by (b) a fraction, the numerator of which shall be the number of semi-monthly pay periods that Executive was employed by the Company during 1998 and the denominator of which shall be twenty-four (24). If Executive dies or the Company terminates Executive without due cause or Executive terminates his employment with due cause at any time during calendar year 1999 (or at any time during 2000

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

      prior to the time at which the Company pays bonus compensation for
      1999), then the pro rata share of Bonus Compensation shall be determined by multiplying (a) $200,000 by (b) a fraction, the numerator of which shall be the number of semi-monthly pay periods that Executive was employed by the Company during 1999 and the denominator of which shall be twenty four (24).

            7.4.1. To the extent that Executive's employment is terminated by the Company without due cause or by Executive with
                                      -------                           ----
            due cause, then the Company will be obligated, at the option of Executive, to either (i) complete the schedule of payments set out in Section 3.5. above, or (ii) to make a single, lump sum payment to Executive in an amount equal to the sum of the payments set out in Section 3.5. above which have not yet been paid to Executive. In addition, in such a case, the Company will pay Executive a one-time, lump sum payment of nine thousand dollars ($9,000) for transition assistance, which payment will be subject to all appropriate withholdings.

            7.4.2. To the extent that Executive's employment is terminated by the Company with due cause or by the Executive
                                      ----
            without due cause, then the obligation of the Company to make any
            -------
            remaining payments under Section 3.5. shall cease; provided, however, if Executive's employment hereunder is terminated by the Company pursuant to Section 6.1.1.iv. above, then the obligation of the Company to make any remaining payments under Section 3.5. shall continue.

      7.5. To the extent that Company terminates Executive's employment without due cause, Company shall provide reasonable outplacement assistance to Executive as he seeks other employment. Such outplacement assistance shall include providing Executive with temporary office space, telephone services, preparation of resumes and mailing services.

      7.6. In the event of Executive's death, the obligation of the Company to make any remaining payments under Section 3.5. shall continue. In addition, the Company will also be obligated to pay any unpaid Base Compensation earned by Executive through the date of his death. Such Base Compensation, pro rata Bonus Compensation, together with all other payments due Executive hereunder (if any) shall be made to Executive's designated beneficiary.

8.    Notices.  Any notice, request, reply, instruction or other
      -------
communication provided or permitted in this Agreement must be given in writing and may be served by telex; or by depositing same in the mail, country of origination, in certified or registered form, postage prepaid, addressed to the party or parties to be notified with return receipt requested; or by delivering the notice in person to such party or parties. Notice given by telex shall be effective when sent and the appropriate answerback is received. Notice given by mail shall

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

be effective seventy-two (72) hours after its deposit in the mails as provided herein. For purposes of notice, the address of Executive or any administrator, executor or legal representative of Executive or his estate, as the case may be, shall be as follows:

      David L. Abbott
      #2 Wheaton Point Court
      Chesterfield, MO  63005

      and the Company will send a copy to:

      The Lowenbaum Partnership, L.L.C.
      222 South Central, Suite 901
      St. Louis, MO  63105
      ATTN:  R. Michael Lowenbaum
            Telephone:  314-863-0092
            Facsimile:  314-746-4848

      The address of the Company shall be:

      Purina Mills, Inc.
      1401 S. Hanley Road
      St. Louis, MO  63144
      ATTN:  Chief Financial Officer
            Telephone:  314-768-4100
            Facsimile:  314-768-4188

      and Executive will send a copy to:

      Koch Agriculture Company
      4111 E. 37th St. N.
      Wichita, KS 67220
      ATTN:  President
            Telephone:  316-828-3017
            Facsimile:  316-828-3892

The parties shall have the right, from time to time, to change their respective addresses by written notice given ten (10) days prior to the effective date of the change.

9.    Controlling Law.  The execution, validity, interpretation and
      ---------------
performance of this Agreement shall be determined and governed exclusively by the laws of the State of Kansas, without reference to the principles of conflict of laws.

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

10.   Entire Agreement.  This Agreement is the entire agreement of the
      ----------------
parties respecting the subject matter hereof and supersedes any prior, inconsistent, written or verbal agreements. MOREOVER, THE COMPANY AND EXECUTIVE DO HEREBY ACKNOWLEDGE THAT THE EMPLOYMENT AGREEMENT BETWEEN THEM DATED NOVEMBER 18, 1997 AND THE AMENDMENT TO THAT AGREEMENT DATED MARCH 11, 1998 ARE NULL AND VOID. FURTHERMORE, THE COMPANY AND EXECUTIVE WAIVE ANY AND ALL RIGHTS TO BENEFITS, CLAIMS OR ACTIONS THAT THEY MAY HAVE AGAINST EACH OTHER UNDER THOSE DOCUMENTS AND/OR THE PURINA MILLS, PM HOLDINGS CORPORATION SEVERANCE PROGRAM FOR KEY EMPLOYEES. Finally, this Agreement may not be modified or altered orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

11.   Remedies, Modification and Separability.  The parties agree that
      ---------------------------------------
Executive's breach of Sections 4. and 5. of this Agreement will result in irreparable harm to the Company and that no adequate remedy at law is available. Executive agrees that upon a breach or violation of any of the provisions of Sections 4. or 5., the Company shall be entitled to injunctive relief in any court of competent jurisdiction. Nothing herein, however, shall be construed as prohibiting the Company from pursuing any other remedies at law or in equity available to the Company for the breach or violation or threatened breach or violation. Should a court of competent jurisdiction declare any of the covenants set forth in Section 4. or 5. to be unenforceable due to an unreasonable restriction of duration or geographical area, each of the parties hereto agrees that the court shall be empowered to modify or reform such covenants so as to provide relief reasonably necessary to protect the interests of the parties and to award injunctive relief, or damages, or both to which the Company may be entitled. If any covenant, condition or other provision of this Agreement is declared by a court to be invalid and not binding on the parties, each of the parties agrees that such declaration shall in no way affect the validity of the other and remaining covenants, conditions and provisions of this Agreement. It is also the intention of the parties that if any provision of this Agreement is capable of two constructions, one of which would render the provision void and the other of which would render the provision valid, then the provision shall have the construction which renders it valid.

12.   Assignments.  The Company may assign its rights, duties and obligations
      -----------
under this Agreement with the approval or consent of the Executive, which consent will not be unreasonably withheld as long as it does not materially change the nature of this Agreement, the obligations or benefits thereunder. The rights, duties and obligations of the Executive under this Agreement are personal and, therefore, shall not be assigned or transferred by the Executive to another.

13.   Effect of Agreement.  This Agreement shall be binding upon the
      -------------------
Executive and his heirs, executors, administrators, legal representatives, successors and assigns and this Agreement shall be binding upon the Company and its successors and assigns.

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

14.   Waiver of Breach.  The waiver by either party of a breach of any
      ----------------
provision of this Agreement by the other shall not operate or be construed as a waiver by such party of any subsequent breach by the breaching party.

      The parties acknowledge that they have read this Agreement, consulted with their respective attorneys and understand and agree to all of the provisions of this Agreement.

David L. Abbott                           Purina Mills, Inc.


/s/ David L. Abbott                       By:     Scott E. Deeter
----------------------                        ---------------------
                                          Name: /s/ Scott E. Deeter
                                                -------------------
                                          Title: Director
                                                 ------------------
September 17, 1998                        September 18, 1998
------------------                        ------------------
Date                                      Date

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